Exhibit 99.1

Adagio Medical Reports Second Quarter 2025 Results

LAGUNA HILLS, CA, August 13, 2025 – Adagio Medical Holdings, Inc. (Nasdaq: ADGM) (“Adagio” or “the Company”), a leading innovator in catheter ablation technologies for the treatment of cardiac arrhythmias, today announced financial results for the second quarter ended June 30, 2025.

Recent Business Highlights:

•	Surpassed 85% enrollment in the FULCRUM-VT pivotal study of the Company’s vCLAS™ Cryoablation System. The study, which seeks to enroll 206 patients with either ischemic or non-ischemic drug-refractory, recurrent, sustained monomorphic ventricular tachycardia (“VT”) at 20 U.S. and Canadian centers, is on track for completion of patient enrollment in the second half of 2025
•	First-in-human results from the PARALELL study, which evaluated the safety and effectiveness of Adagio’s Pulsed Field Cryoablation (“PFCA”), a novel, dual-energy cardiac ablation modality combining Pulsed Field Ablation (PFA) with Adagio’s proprietary Ultra-Low Temperature Cryoablation (“ULTC”), were published in the Journal of Cardiovascular Electrophysiology
•	Reduced cash burn quarter-over-quarter as a result of the Company’s corporate prioritization initiative, which streamlined operations and focused resources on highest-value programs

“In the second quarter we saw continued strong momentum in the enrollment of our FULCRUM-VT study, which we believe validates the market need for our purpose-built technology and brings us one step closer to offering our proprietary ULTC solutions to patients in the United States who suffer from ventricular tachycardia,” said Todd Usen, Chief Executive Officer of Adagio. “The team also made meaningful progress in advancing our pipeline through the continued development of our next-generation product, which is designed to improve usability for physicians while further enhancing the capabilities of our differentiated ULTC platform.”

Second Quarter 2025 Financial Results

Cost of revenue was $0.3 million for the three months ended June 30, 2025, compared to $0.7 million for the three months ended June 30, 2024.

Research and development expenses were $2.0 million for the three months ended June 30, 2025 compared to $2.9 million for the three months ended June 30, 2024

Selling, general and administrative expenses were $2.4 million for the three months ended June 30, 2025, compared to $3.4 million for the three months ended June 30, 2024.

Net loss for the three months ended June 30, 2025, was $3.9 million, or $(0.26) per share (Basic), compared to a net loss of $5.7 million, or $(7.35) per share (Basic), for the three months ended June 30, 2024.

Reported cash and cash equivalents of $8.2 million as of June 30, 2025.

About Adagio Medical Holdings, Inc.

Adagio is a medical device company focused on developing and commercializing products for the treatment of cardiac arrhythmias utilizing its novel, proprietary, catheter-based Ultra-Low Temperature Cryoablation (ULTC) technology. ULTC is designed to create large, durable lesions extending through the depth of both diseased and healthy cardiac tissue. The Company is currently focused on the treatment of ventricular tachycardia (VT) with its purpose-built vCLAS™ Cryoablation System, which is CE Marked and is currently under evaluation in the Company’s FULCRUM-VT U.S. IDE Pivotal Study.

About FULCRUM VT

FULCRUM-VT (Feasibility of Ultra-Low Temperature Cryoablation in Recurring Monomorphic Ventricular Tachycardia) is a prospective, multi-center, open-label, single-arm study, enrolling 206 patients with structural heart disease of both ischemic and non-ischemic cardiomyopathy, indicated for catheter ablation of drug refractory VT in accordance with current treatment guidelines. The results of the study will be used to apply for FDA premarket approval (PMA) for Adagio’s vCLAS™ Cryoablation System, potentially leading to the broadest industry indication for purely endocardial ablation of scar-mediated VT.

Adagio’s vCLAS™ Cryoablation System is commercially available for the treatment of monomorphic ventricular tachycardia in Europe and select other geographies but is limited to investigational use in the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “plans,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning: the potential of Adagio’s vCLAS™ Cryoablation System; Adagio’s research, development and regulatory plans for its product candidates, including the timing of initiating additional trials and reporting data from its trials; the ability of Adagio to bring its proprietary ULTC solutions to patients in the United States who suffer from VT and their ability to improve usability for physicians; the potential for its product candidates to receive regulatory approval from the FDA or equivalent foreign regulatory agencies; and its current cash resources and the impacts of its corporate prioritization initiative and realignment of resources. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding Adagio’s business are described in detail in Adagio’s Securities and Exchange Commission (“SEC”) filings, including in its Annual Report on Form 10-K for the full-year ended December 31, 2024, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that Adagio makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Adagio disclaims any obligation to update these statements except as may be required by law.

Contact

Debbie Kaster

Chief Business Officer

dkaster@adagiomedical.com

Adagio Medical Holdings, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	Successor	Predecessor
	As of 6/30/2025	As of 12/31/2024

Cash and cash equivalents	$8,200	$20,586
Total assets	35,876	48,448
Total Liabilities	27,210	28,536
Total stockholders’ equity	8,666	19,912

Condensed Statements of Operations

	Three months ended June 30,
	2025	2024

Revenue	$—	$254
Cost of revenue	342	682
Research and development	1,971	2,865
Selling, general, and administrative	2,404	3,366
Total cost of revenue and operating expenses	4,717	6,913
Loss from operations	(4,717)	(6,659)
Other (income) expenses:
Convertible notes fair value adjustment	1,427	1,584
Warrant liabilities fair value adjustment	(141)	94
Interest expense	(720)	(760)
Interest income	102	2
Other income (expense), net	102	5
Total other income, net	770	925
Net loss	$(3,947)	$(5,734)

Basic net loss per share	$(0.26)	$(7.35)
Diluted net loss per share	$(0.35)	$(7.35)
Weighted average shares outstanding, basic and diluted	15,381,565	779,908